Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Vail Resorts Contacts:
Investor Relations:  Michael Chao, (303) 404-1820, mchao@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2013 Third Quarter Results and Spring Pass Sales Results
BROOMFIELD, Colo. - June 6, 2013 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2013 ended April 30, 2013, as well as the Company's results of its spring pass sales for the 2013/2014 ski season. Additionally, the Company provided its outlook for the full fiscal year ending July 31, 2013, reflecting the impact of the recently announced Canyons Resort transaction.

Highlights

•
Resort Reported EBITDA increased 14.2% to $202.7 million for the third quarter of fiscal 2013 compared to the same period in the prior year. Excluding Canyons related transaction fees, Resort Reported EBITDA increased 15.6% to $205.3 million for the quarter.

•	Net Income attributable to Vail Resorts, Inc. increased 22.7% to $97.6 million for the third quarter of fiscal 2013, compared to the same period in the prior year.

•	Excluding Kirkwood, Afton Alps and Mt. Brighton (the “Acquisitions”), all of which were acquired subsequent to the beginning of the third quarter of fiscal 2012:

•	Total Mountain net revenue increased 9.6% for the third quarter of fiscal 2013 compared to the same period in the prior year.

•	Mountain Reported EBITDA increased 11.2% for the third quarter of fiscal 2013 compared to the same period in the prior year.

•	Total skier visitation increased 9.1% for the third quarter of fiscal 2013 compared to the same period in the prior year.

•
During the third quarter of fiscal 2013, sales of seven units at One Ski Hill Place and two units at the Ritz Carlton Residences, Vail were closed. Net Real Estate Cash Flow for the third quarter was $6.0 million and was $20.4 million year-to-date. Subsequent to quarter end, an $11.1 million land sale in Breckenridge closed and the sale of one additional One Ski Hill Place unit closed.

•
Spring season pass sales for the 2013/2014 ski season were up approximately 18% in units and approximately 24% in sales dollars through May 28, 2013 compared with the prior year period ended May 29, 2012.

•	Vail Resorts entered into a long-term lease to operate Canyons Resort in Park City, Utah and added Canyons to Epic Pass for the 2013/2014 ski season.

Robert Katz, Chief Executive Officer, commented, “We are very pleased with our performance in the third quarter of fiscal 2013. We delivered record revenue and EBITDA, had a solid recovery in skier visits from the prior year and achieved robust increases in spending per guest. Skier visits at our Colorado resorts for the quarter were up 11.8% over the prior year, offset somewhat by a decline of 0.4% in skier visits in Tahoe (excluding Kirkwood), where unusually warm and dry temperatures this spring negatively impacted results. For the quarter, excluding the Acquisitions, lift revenue excluding season pass revenue was up 13.4% compared with the same period in the prior year and we saw continued growth in ancillary revenue, driven by increased guest spend, with dining revenue up 13.9%, ski school revenue up 11.8%, and retail/rental revenue up 7.4%. Retail/rental results were modestly tempered by results in our city store locations.”

Regarding Lodging, Katz said, “Our lodging segment benefited from increased visitation, especially during peak holiday periods at our resorts, with total occupancy increasing by 2.3 percentage points along with rate increases as Average Daily Rate (“ADR”) increased 2.9% at our owned hotels and managed condominiums. As a result of improved operating efficiency, we increased lodging EBITDA margins by 2.9 percentage points, contributing to a 22.1% increase in Lodging Reported EBITDA as compared to the same period in the prior year.”

Regarding Real Estate, Katz said, “We continue to see increased demand and are encouraged by the level of interest and rate of sales we are seeing at both of our development projects. During the quarter, we closed on sales of seven One Ski Hill Place units and two Ritz-Carlton Residences, Vail units. Net Real Estate Cash Flow for the third quarter was $6.0 million and was $20.4 million year-to-date. Additionally, subsequent to the end of the quarter, we closed on the sale of 2.1 acres of land at the base of Breckenridge Ski Resort's Peak 8 for $11.1 million and one additional One Ski Hill Place unit.”

Katz continued, “Our balance sheet remains in a very strong position. We ended the quarter with $237.7 million of cash on hand and no borrowings under the revolver component of our senior credit facility and our Net Debt was 1.1 times trailing twelve months Total Reported EBITDA. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock,” Katz commented. “The quarterly dividend will be $0.2075 per share of common stock and will be payable on July 9, 2013 to shareholders of record on June 24, 2013.”

Operating Results
A complete Management's Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company's Form 10-Q for the third quarter of fiscal 2013 ended April 30, 2013 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Lift revenue excluding the Acquisitions and excluding season pass holders, increased $16.4 million, or 13.4%, for the three months ended April 30, 2013 as compared to the same period in the prior year.

•	ETP excluding season pass holders, and excluding the Acquisitions, increased $4.51, or 5.9% for the quarter as compared to the same period in the prior year.

•
Mountain Reported EBITDA increased $23.6 million, or 13.8% to $194.3 million for the quarter compared to the same period in the prior year. Excluding Canyons related transaction fees, Mountain Reported EBITDA increased 15.4% to $197.0 million for the quarter.

•	Mountain Reported EBITDA includes $2.1 million and $1.6 million of stock-based compensation expense for the three months ended April 30, 2013 and 2012, respectively.
Lodging Segment

•	Total Lodging net revenue (excluding payroll cost reimbursements) for the three months ended April 30, 2013 increased $2.7 million, or 5.6%, as compared to the same period in the prior year.

•
For the three months ended April 30, 2013, ADR increased 2.9% and revenue per available room (“RevPAR”) increased 8.2% at the Company's owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA increased 22.1% to $8.4 million for the third quarter of fiscal 2013 compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.5 million and $0.4 million of stock-based compensation expense for the three months ended April 30, 2013 and 2012, respectively.
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $455.9 million for the third quarter of fiscal 2013 up 11.6% compared to $408.6 million in the third quarter of the prior year.

•
Resort Reported EBITDA was $202.7 million for the third quarter of fiscal 2013 up 14.2% compared to $177.6 million in the same period in the prior year. Excluding Canyons related transaction fees, Resort Reported EBITDA was $205.3 million for the quarter, up 15.6% from the prior year.

Real Estate Segment

•	Real Estate segment net revenue was $13.8 million for the third quarter of fiscal 2013 up 10.0% compared to $12.6 million in the third quarter of the prior year.

•
Net Real Estate Cash Flow (a non-GAAP measure defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate) was a positive $6.0 million for the third quarter of fiscal 2013.

•
Real Estate Reported EBITDA was a negative $3.2 million for the third quarter of fiscal 2013 compared to a negative $3.5 million in the same period in the prior year. Real Estate Reported EBITDA includes $0.3 million and $0.5 million of stock-based compensation expense for the three months ended April 30, 2013 and 2012, respectively.

Total Performance

•	Total net revenue in the third quarter of fiscal 2013 was $469.7 million, or an 11.5% increase, when compared to the same quarter in the prior year.

•
Net income attributable to Vail Resorts, Inc. was $97.6 million, or $2.66 per diluted share, for the third quarter of fiscal 2013 compared to net income attributable to Vail Resorts, Inc. of $79.6 million, or $2.17 per diluted share, in the third quarter of the prior year.

Share Repurchase
The Company did not repurchase any shares of common stock during the three months ended April 30, 2013. Since inception of this stock repurchase program in 2006, the Company has repurchased an aggregate of 4,949,111 shares at a cost of approximately $193.2 million. As of April 30, 2013, 1,050,889 shares remained available to repurchase under the existing repurchase authorization.

Spring Pass Sales
Commenting on the Company's spring season pass sales for the upcoming 2013/2014 ski season, Katz said, “We are extremely pleased that our spring season pass sales through May 28, 2013 for the upcoming 2013/2014 ski season, increased approximately 18% in units and approximately 24% in sales dollars, as compared to the prior year period through May 29, 2012. These very strong results, over record sales last spring, are due to more intensive efforts to move fall purchasers to the spring, increasing our overall renewal rate and the introduction of new products and access to new resorts. We also saw very strong growth from the Minneapolis and Detroit metro areas, which surround our recently acquired Afton Alps and Mt. Brighton resorts, with pass sales in those markets representing a significant portion of this spring's pass sales outside of Colorado and Tahoe.”
Katz continued, “Our efforts to drive spring pass sales over the years have dramatically changed the nature of how and when our guests purchase their passes for skiing and riding. The 138,000 passes we sold this spring is more than double the number of passes we sold in the spring of 2008. As always, it is important to note that we do not believe that the growth rates from this spring will be maintained through the fall, as our spring growth includes pass holders who purchased last fall. However, we believe the earlier we can move our guest's purchase decision in the year, the more opportunity it provides us for more stable and consistent growth. It is also important to remember that nearly all of the 2013 spring pass sales will be recorded as revenue in fiscal 2014, over the course of the 2013/2014 ski season.”
Katz added, “Our strong results from this spring do not include the impact we may see from recently adding Canyons Resort in Park City, UT to our pass products. The addition of Canyons to the Epic Pass comes on top of dramatically improving the benefits of the Epic Pass this year by adding full season access to Eldora Mountain Resort in Colorado, five days at five resorts in the Arlberg region in Austria, including St. Anton, Lech and Zurs, and expanding access to Verbier in Switzerland from three to five days. We are pleased we will enter our fall pass selling season with strong momentum.”

Canyons Resort in Park City, Utah
Katz continued, “Looking ahead to next season, we are incredibly excited to be expanding our portfolio of world-class resorts with the recent announcement of the long-term lease for Canyons Resort in Park City, Utah. With 4,000 skiable acres, $75 million of recent improvements and four million square feet of third party land to be developed, Canyons is truly a perfect complement to our existing portfolio of world-class resorts. In North America, there are only a handful of resorts that have the right combination of ski terrain, air access, town experience, developable land and upscale real estate markets to drive significant destination visitation from around the world. We are confident that Canyons offers that potential, as the resort matures over the coming years.”
The Canyons transaction incorporates the potential for the lease to include the land that serves as the majority of the ski terrain of Park City Mountain Resort (PCMR), adjacent to Canyons. This land is subject to litigation regarding whether the current operator of PCMR renewed its existing lease for the land in April 2011. Katz commented, “There are many different potential outcomes from this situation and we are hopeful that the ultimate resolution provides a benefit to the guests of both resorts.”
Katz continued, “We believe Canyons presents a significant growth opportunity for our Company for a number of reasons. First, we will include Canyons in our industry leading season pass programs. We believe the addition of a Utah destination will be incredibly well received by our existing pass holders and make our pass products even more appealing to skiers and riders in the US and around the world, particularly in Los Angeles and Southern California. We also expect to be able to drive growth by leveraging our extensive marketing efforts to benefit Canyons through our sizeable guest database and our CRM processes that personalize our messages and through Epic Mix which creates an interactive experience for our guests on the mountain and after their trips with engaging statistics and photos.”
Katz went on to say, “We believe the transaction will add incremental Resort EBITDA in fiscal 2014 of approximately $15 million (excluding transition and integration expenses). Further, we expect the transaction to be cash flow positive in fiscal 2014, with the $25 million in cash lease payments and $3 million of anticipated maintenance capital more than offset by Resort EBITDA and the favorable cash tax benefits we expect from the transaction. These projections do not include any impact from our potential lease of the land under PCMR, which we believe presents further opportunity for EBITDA and cash flow growth.”

Updated Guidance
Turning to guidance for fiscal 2013, Katz commented, “With the addition of Canyons resort operations beginning with the signing of the long-term lease on May 29, 2013, we are providing updated guidance for fiscal 2013. We now estimate Resort Reported EBITDA to be between $236 million to $242 million, which includes $8.7 million of estimated losses relating to Canyons, comprised of approximately $2.2 million of estimated Canyons operating losses in the fourth quarter of fiscal 2013 and approximately $6.5 million of one-time Canyons related transaction and transition costs in fiscal 2013. Excluding Canyons, Resort Reported EBITDA is forecasted to grow between 19% and 22% in fiscal 2013. The addition of Canyons related depreciation and amortization and interest expense is expected to result in fiscal 2013 depreciation and amortization of $133 million to $135 million and total interest expense of $37 million to $41 million.”
Commenting on real estate, Katz said, “We are raising our fiscal 2013 Real Estate Reported EBITDA guidance to negative $7 million to negative $11 million, including approximately $2 million of non-cash stock-based compensation expense. We estimate that Net Real Estate Cash Flow for fiscal 2013 will be $23 million to $27 million (defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate).”
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2013, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2013.

	Fiscal 2013 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2013
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$224,000	$230,000
Lodging Reported EBITDA (2)	11,000	13,000
Resort Reported EBITDA (3)	236,000	242,000
Real Estate Reported EBITDA (4)	(11,000)	(7,000)
Total Reported EBITDA	225,000	235,000
Depreciation and amortization	(133,000)	(135,000)
Loss on disposal of fixed assets, net	(1,000)	(1,500)
Investment income	400	500
Interest expense, net	(41,000)	(37,000)
Income before provision for income taxes	50,400	62,000
Provision for income taxes	(19,000)	(23,100)
Net income	31,400	38,900
Net loss attributable to noncontrolling interests	100	100
Net income attributable to Vail Resorts, Inc.	$31,500	$39,000

(1)	Mountain Reported EBITDA includes approximately $9 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort Reported EBITDA represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $2 million of stock-based compensation.

Earnings Conference Call
The Company will conduct a conference call today at 4:30 p.m. Eastern Time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 941-0844 (U.S. and Canada) or (480) 629-9835 (international). A replay of the conference call will be available two hours following the conclusion of the call through June 20, 2013.  To access the replay, dial (800) 406-7325 (U.S. and Canada) or (303) 590-3030 (international), pass code 4618918.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and

Nevada; Canyons in Park City, Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***
Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits from the lease of Canyons Resort operations or future acquisitions; the outcome of pending litigation regarding the ski terrain of Park City Mountain Resort; adverse consequences on lease payment obligations for Canyons Resort due to increases in CPI; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures. We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. In addition, for the Real Estate segment we define Net Real Estate Cash Flow (which is not a measure of financial performance under GAAP) as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate, which we use as a cash flow indicator for our Real Estate segment. For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
***

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2013	2012	2013	2012
Net revenue:
Mountain	$402,017	$354,586	$815,670	$720,194
Lodging	53,834	53,972	152,885	155,872
Real estate	13,840	12,587	39,937	34,784
Total net revenue	469,691	421,145	1,008,492	910,850
Segment operating expense:
Mountain	207,953	184,211	536,498	478,256
Lodging	45,446	47,103	142,055	149,497
Real estate	16,996	16,069	49,349	46,479
Total segment operating expense	270,395	247,383	727,902	674,232
Other operating expense:
Depreciation and amortization	(33,730)	(33,266)	(98,827)	(95,245)
Loss on disposal of fixed assets, net	(224)	(90)	(757)	(1,123)
Income from operations	165,342	140,406	181,006	140,250
Mountain equity investment income, net	266	336	799	944
Investment income (loss), net	153	(18)	306	356
Interest expense, net	(8,359)	(8,443)	(25,268)	(25,226)
Income before provision for income taxes	157,402	132,281	156,843	116,324
Provision for income taxes	(59,814)	(52,753)	(59,329)	(46,108)
Net income	$97,588	$79,528	$97,514	$70,216
Net loss attributable to noncontrolling interests	52	41	97	34
Net income attributable to Vail Resorts, Inc.	$97,640	$79,569	$97,611	$70,250
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$2.72	$2.21	$2.72	$1.95
Diluted net income per share attributable to Vail Resorts, Inc.	$2.66	$2.17	$2.66	$1.92
Cash dividends declared per share	$0.2075	$0.1875	$0.5825	$0.4875
Weighted average shares outstanding:
Basic	35,911	36,032	35,835	36,034
Diluted	36,774	36,704	36,681	36,664
Other Data (unaudited):
Mountain Reported EBITDA	$194,330	$170,711	$279,971	$242,882
Lodging Reported EBITDA	$8,388	$6,869	$10,830	$6,375
Resort Reported EBITDA	$202,718	$177,580	$290,801	$249,257
Real Estate Reported EBITDA	$(3,156)	$(3,482)	$(9,412)	$(11,695)
Total Reported EBITDA	$199,562	$174,098	$281,389	$237,562
Mountain stock-based compensation	$2,073	$1,629	$7,008	$5,946
Lodging stock-based compensation	$494	$358	$1,436	$1,359
Resort stock-based compensation	$2,567	$1,987	$8,444	$7,305
Real Estate stock-based compensation	$346	$542	$1,100	$2,044
Total stock-based compensation	$2,913	$2,529	$9,544	$9,349

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Net Mountain revenue:
Lift tickets	$215,163	$188,712	14.0%	$390,820	$342,411	14.1%
Ski school	53,531	47,040	13.8%	95,254	84,292	13.0%
Dining	37,876	31,388	20.7%	74,075	61,757	19.9%
Retail/rental	66,329	60,144	10.3%	176,802	160,958	9.8%
Other	29,118	27,302	6.7%	78,719	70,776	11.2%
Total Mountain net revenue	$402,017	$354,586	13.4%	$815,670	$720,194	13.3%
Mountain operating expense:
Labor and labor-related benefits	$83,372	$73,946	12.7%	$201,350	$176,775	13.9%
Retail cost of sales	23,795	22,633	5.1%	75,230	67,590	11.3%
Resort related fees	22,445	20,827	7.8%	40,830	38,648	5.6%
General and administrative	31,581	27,992	12.8%	93,698	85,397	9.7%
Other	46,760	38,813	20.5%	125,390	109,846	14.2%
Total Mountain operating expense	$207,953	$184,211	12.9%	$536,498	$478,256	12.2%
Mountain equity investment income, net	266	336	(20.8)%	799	944	(15.4)%
Mountain Reported EBITDA	$194,330	$170,711	13.8%	$279,971	$242,882	15.3%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Lodging net revenue:
Owned hotel rooms	$10,966	$10,169	7.8%	$33,566	$30,892	8.7%
Managed condominium rooms	16,110	14,921	8.0%	36,529	34,061	7.2%
Dining	6,044	5,704	6.0%	22,146	20,356	8.8%
Transportation	8,756	8,097	8.1%	17,570	16,888	4.0%
Golf	—	—	—%	7,711	7,636	1.0%
Other	9,180	9,439	(2.7)%	26,868	27,149	(1.0)%
	51,056	48,330	5.6%	144,390	136,982	5.4%
Payroll cost reimbursements	2,778	5,642	(50.8)%	8,495	18,890	(55.0)%
Total Lodging net revenue	$53,834	$53,972	(0.3)%	$152,885	$155,872	(1.9)%
Lodging operating expense:
Labor and labor-related benefits	$21,384	$21,059	1.5%	$66,306	$64,467	2.9%
General and administrative	7,553	7,457	1.3%	21,814	22,615	(3.5)%
Other	13,731	12,945	6.1%	45,440	43,525	4.4%
	42,668	41,461	2.9%	133,560	130,607	2.3%
Reimbursed payroll costs	2,778	5,642	(50.8)%	8,495	18,890	(55.0)%
Total Lodging operating expense	$45,446	$47,103	(3.5)%	$142,055	$149,497	(5.0)%
Lodging Reported EBITDA	$8,388	$6,869	22.1%	$10,830	$6,375	69.9%

Owned hotel statistics:
ADR	$244.97	$232.10	5.5%	$212.16	$211.46	0.3%
RevPar	$157.73	$140.14	12.6%	$128.40	$118.01	8.8%
Managed condominium statistics:
ADR	$382.80	$376.71	1.6%	$358.09	$346.77	3.3%
RevPar	$145.48	$136.41	6.6%	$98.92	$95.77	3.3%
Owned hotel and managed condominium statistics (combined):
ADR	$330.70	$321.48	2.9%	$287.46	$282.71	1.7%
RevPar	$148.71	$137.42	8.2%	$107.75	$102.62	5.0%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2013	2012
Real estate held for sale and investment	$201,861	$248,262

Total Vail Resorts, Inc. stockholders’ equity	888,748	882,736

Long-term debt	489,240	489,757
Long-term debt due within one year	518	1,119
Total debt	489,758	490,876
Less: cash and cash equivalents	237,735	147,110
Net debt	$252,023	$343,766

Reconciliation of Non-GAAP Financial Measures
Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. In addition, the Company also uses the term Net Real Estate Cash Flow, which is not a measure of financial performance or liquidity under GAAP, as the Company believes it is important as a cash flow indicator for our Real Estate segment.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and nine months ended April 30, 2013 and 2012.

	(In thousands) (Unaudited) Three Months Ended April 30,		(In thousands) (Unaudited) Nine Months Ended April 30,
	2013	2012	2013	2012
Mountain Reported EBITDA	$194,330	$170,711	$279,971	$242,882
Lodging Reported EBITDA	8,388	6,869	10,830	6,375
Resort Reported EBITDA*	202,718	177,580	290,801	249,257
Real Estate Reported EBITDA	(3,156)	(3,482)	(9,412)	(11,695)
Total Reported EBITDA	199,562	174,098	281,389	237,562
Depreciation and amortization	(33,730)	(33,266)	(98,827)	(95,245)
Loss on disposal of fixed assets, net	(224)	(90)	(757)	(1,123)
Investment income (loss), net	153	(18)	306	356
Interest expense, net	(8,359)	(8,443)	(25,268)	(25,226)
Income before provision for income taxes	157,402	132,281	156,843	116,324
Provision for income taxes	(59,814)	(52,753)	(59,329)	(46,108)
Net income	97,588	79,528	97,514	70,216
Net loss attributable to noncontrolling interests	52	41	97	34
Net income attributable to Vail Resorts, Inc.	$97,640	$79,569	$97,611	$70,250

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2013.

(In thousands) (Unaudited) Twelve Months Ended April 30, 2013
Mountain Reported EBITDA	$235,996
Lodging Reported EBITDA	10,808
Resort Reported EBITDA*	246,804
Real Estate Reported EBITDA	(13,724)
Total Reported EBITDA	233,080
Depreciation and amortization	(131,162)
Loss on disposal of fixed assets, net	(1,098)
Investment income, net	419
Interest expense, net	(33,628)
Income before provision for income taxes	67,611
Provision for income taxes	(23,921)
Net income	$43,690
Net loss attributable to noncontrolling interests	125
Net income attributable to Vail Resorts, Inc.	$43,815

*	Resort represents the sum of Mountain and Lodging
The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2013.

	(In thousands) (Unaudited) As of April 30, 2013
Long-term debt	$489,240
Long-term debt due within one year	518
Total debt	489,758
Less: cash and cash equivalents	237,735
Net debt	$252,023
Net debt to Total Reported EBITDA	1.1	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2013.

	(In thousands) (Unaudited) Three Months Ended April 30, 2013	(In thousands) (Unaudited) Nine Months Ended April 30, 2013
Real Estate Reported EBITDA	$(3,156)	$(9,412)
Non-cash Real Estate cost of sales	10,382	30,282
Non-cash Real Estate stock-based compensation	346	1,100
Change in Real Estate deposits less investments in Real Estate	(1,585)	(1,611)
Net Real Estate Cash Flow	$5,987	$20,359